Exhibit 10.7

Pursuant to item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential

PRACTICE ADMINISTRATION AGREEMENT

This PRACTICE ADMINISTRATION AGREEMENT, as it may be amended, modified, or supplemented from time to time (collectively, this “Agreement”), is effective as of the Effective Date (as defined in Exhibit A attached hereto), by and between the Administrator (as defined in Exhibit A) and the Practice (as defined in Exhibit A).

recitals

WHEREAS, the Practice is engaged in the practice of medicine and related activities in the State (as defined in Exhibit A) and any physicians associated with the Practice are duly licensed in the State;

WHEREAS, the Practice is principally maintained, controlled and operated by the individual set forth in Exhibit A, who is also an owner of the Practice and authorized to enter this Agreement on its behalf;

WHEREAS, the Practice desires to obtain from the Administrator, and the Administrator desires to provide to the Practice, the services of the Administrator and the benefits of the Administrator’s expertise in the non-clinical management and administration services along with access to doctor-directed oral appliance therapy programs, each as more particularly described in Section 2.1 below; and

WHEREAS, the Practice and the Administrator desire to enter into this Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein set forth, the Practice and the Administrator (each, a “Party,” collectively, the “Parties”) hereby agree as follows:

Article 1
RELATIONSHIP OF PARTIES AND OBLIGATIONS OF THE PRACTICE

1.1 Responsibilities of the Parties. Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that the responsibilities of the Parties under this Agreement shall not in any way constitute or be construed as, directly or by implication, the practice of medicine by the Administrator. The Parties acknowledge and agree that the relationship created herein complies with the Nevada Medical Practice Act (the “State Statutes”) and all rules and regulations promulgated thereunder, including by the Board of Medical Examiners of Nevada and other regulatory agencies and other State legal requirements, and it is the Parties’ intent that this Agreement be construed in such a manner to comply with the State Statutes, rules and regulations and all binding guidance and interpretation thereof (collectively, “State Law”). The Parties further agree that if any provision of this Agreement is susceptible to more than one reasonable interpretation, one which would render this Agreement legal and one which would render this Agreement illegal, it is the intent of the Parties to be bound by the interpretation of this Agreement that would render this Agreement legal and enforceable. Should at any point during the term of this Agreement it be decided in a final order or decree issued by a court, regulatory body or other administrative tribunal of competent jurisdiction that the terms and conditions hereof violate any statute, rule or law of the United States or the State, whether now existing or enacted hereafter, the parties shall work together to reform this Agreement in such a manner as to cause this Agreement to be compliant with such statute, rule, or law in such a fashion as the parties believe best conforms to the intent of the Parties as expressed herein. The Parties agree to not unreasonably withhold their consent to execute such reformed Agreement and agree that the resolution of any dispute over executing such reformed Agreement shall be submitted to binding arbitration in accordance with Section 6.8 of this Agreement.

(a) Appointment and Authority. Practice hereby appoints Administrator for the management of the business functions and affairs of Practice as more fully described in this Agreement, and Administrator hereby accepts the appointment, subject at all times to the provisions of this Agreement.

(b) The Practice is solely responsible for all professional care. The Parties agree and acknowledge that the Practice shall provide, and shall be responsible for providing, clinical services, and that the Management Services and Covered Programs (each as defined below) provided by the Administrator hereunder shall be limited to the business, administrative, and non-clinical services as further described in this Agreement. Nothing herein shall permit the Administrator to furnish medical services or medical advice, to promote or perform any unlawful advertisement or other unlawful act prohibited by applicable State Law, or to hold itself out as being entitled or able to perform any of the foregoing.

Page | 1

(c) The Practice shall have complete authority over the provision of medical services. The Parties acknowledge and agree that the Practice (through its licensed professionals), shall be responsible for and shall have complete authority, supervision, and control over the provision and performance of all medical services and other professional services related thereto. All diagnoses, treatments and other professional healthcare services shall be provided and performed exclusively by or under the supervision of such doctors and medical assistants as the Practice deems appropriate. The Parties agree that the Administrator shall have, and exercise absolutely, no control or supervision over the provision of medical services and other clinical services related thereto.

(d) No intent to establish partnership or proprietorship. The Parties further agree and acknowledge that the services provided by the Administrator are not intended to, and do not, establish a partnership or proprietorship of any kind, regardless of how defined, and that at all times the Practice shall remain in sole control over all decisions regarding the management and operation of the Practice and the Practice’s medical offices. Further, nothing contained herein shall in any way grant the Administrator the right, duty, or obligation to own, maintain, control, or operate the Practice, or the Practice’s medical offices, and the services provided by the Administrator hereunder are being delivered (i) at the request of the Practice, and (ii) under the direction, control, and supervision of the Practice.

1.2 Regulatory Compliance. The Practice agrees to comply with all applicable State Law, federal and local laws, rules, regulations and ordinances (“Applicable Law”), including, without limitation, with respect to the licensing, credentialing and certification of its professional service providers. Each Party agrees to materially comply with all applicable federal, state and local laws, rules and regulations, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal physician self-referral law commonly known as the Stark Law (42 U.S.C. § 1395nn), the federal Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d-2), as amended, and all corresponding regulations. The Practice covenants that it will not make any referral to itself or another entity that would violate State Law, Medicare or Medicaid requirements or the requirements of any healthcare program sponsored or maintained by the United States federal government or the State.

1.3 Laboratory Services. The Practice shall be responsible for all clinical protocols. For the avoidance of any doubt and notwithstanding anything to the contrary contained in this Agreement, the Practice has complete decision-making authority regarding the quality and clinical aspects of the laboratory services for the Practice.

1.4 Practice Cooperation. Practice shall reasonably cooperate with the Administrator in connection with the Management Services and Covered Programs and in coordination with the Administrator in the delivery of the Oral Appliance Therapy by the Practice. This shall include, without limitation, items such as the following: (i) responding promptly to Administrator questions or requests in connection with the delivery of the Management Services and Covered Programs, including without limitation in connection with requests for adjustments to treatment plans (“Adjustments”) or responding to consumer questions and requests; (ii) working with the Administrator staff on development of policies and procedures; (iii) working with Administrator to improve responsiveness of call center personnel and providing responses in the manner desired by the Practice; (iv) working with the Administrator to develop metrics regarding performance of the Covered Programs, and in implementing corrective action programs to improve the quality of the Covered Programs; (v) entry into agreements with certain third parties; (vi) provide appropriate staffing for any fixed site activities (“On-Site Personnel”), including necessary training and supervision and compensating such On-Site Personnel for any clinical services provided; (vii) notifying the Administrator of any quality problems or concerns so that Administrator may respond; (viii) reasonably cooperating in the development and administration of any applicable compliance programs, (ix) reasonably cooperating with the billing process and with the process of seeking payment from third party payors or assisting patients with obtaining payment from third party payors, (x) reasonably cooperating with the Administrator in any background check and credit check processes, including by providing any needed authorizations; and (xi) coordinating with Administrator to assure that the Practice’s notice of privacy practices is consistent with the notices of privacy practices used by other medical providers affiliated with Administrator.

Page | 2

Article 2
SERVICES OF THE ADMINISTRATOR

2.1 Management Administration Services. Administrator shall provide (or cause one or more of its affiliates to provide) the Practice with certain oversight, management consulting and advisory services, including, without limitation: (i) management of general and administrative operations, (ii) billing and collection services, including advice on strategies with a view towards correct coding that complies with all Applicable Law and billing requirements and guidelines, while maximizing both revenue and profit, (iii) electronic health record platform service management, (iv) online scheduling and telehealth platform management, (v) information technology managed services, (vi) assistance with provider credentialing, (vii) provider and staff recruiting services, (viii) employee training programs, (ix) payroll administration assistance, (x) benefits administration assistance, (xi) supply management and procurement, (xii) patient review management, (xiii) call center and support services, (xiv) marketing services, including search engine optimization, digital listings, social media management, website marketing, collateral design and development and (xv) performing such other advisory and consulting services as may be reasonably requested from time to time by the Practice and agreed to by the Administrator, taking into account the level of compensation for services and other engagements that the Administrator and its affiliates may have (collectively, the “Management Services”). Nothing herein shall in any way preclude the Administrator or its affiliates or subsidiaries from engaging in any business activities or from performing services for its or their own account or for the account of others.

2.2 Covered Programs. During the term of this Agreement, the Administrator, either directly or through its affiliates, shall provide to or perform for the Practice the services and activities specified below, but only in consultation with and under the supervision and direction of the Practice (“Covered Programs”):

(a) Non-clinical Doctor-directed Oral Appliance Therapy Administration. The Administrator shall provide administrative services to the Practice as needed, including the following:

(i) Online Outreach, Order Processing and Fulfillment.

(1) Online platform. Maintenance of an online platform (the “Platform”) through which sleep groups and the public may (a) access information about specific oral appliance therapy services; (b) obtain the Practice’s notice of privacy practices, other disclosures or statements required by Applicable Law, and policies and procedures related to oral appliance therapy; (c) provide certain demographic and other relevant information (including potentially photographs which may be uploaded) to the Administrator and/or to the Practice as applicable; (d) review material related to informed consent for services that may be provided by the Practice and submit related documentation; (e) order products and services through Vivos Therapeutics, Inc.; and (f) obtain training through Vivos Therapeutics, Inc.

(ii) Services Procurement and Administration.

(1) Billing and Collections, Patient Scheduling, etc. In consultation with the Practice, Administrator shall provide the Practice with solutions for billing and collections management, accounts receivable management, patient scheduling and patient record management in respect of providing the Covered Programs.

(2) Oral Appliance Manufacturer. Arranging for the services of an oral appliance manufacturer, which shall manufacture oral appliances upon receipt from the Practice of prescriptions and approved treatment plans, as necessary; and

(3) Medical Device Delivery Provider. Arranging for the delivery oral appliances to the patients in accordance with the requirements of a medical products logistics provider.

(4) Patient Finance Services. The Administrator (in cooperation with the Practice) will attempt to verify, arrange for, and/or implement patient financing services for patients of the Practice.

2.3 Authorization and Performance of Covered Programs. The Administrator is hereby expressly authorized to perform the Covered Programs hereunder in such reasonable manner it deems appropriate to meet the day-to-day administrative needs of the Practice, subject to supervision and approval by the Practice. The Administrator may use any personnel, equipment, programs, facilities and know-how it uses to provide the Covered Programs to provide similar or dissimilar services to third parties, provided, however, that if the Practice objects to the use of particular individuals, the Parties shall reasonably cooperate to replace such individual in providing services for the Practice.

Page | 3

2.4 Events Excusing Performance. The Administrator shall not be liable to the Practice for failure to perform any of the Management Services and/or Covered Programs in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events over which the Administrator reasonably has no control for so long as such event continues and for a reasonable period of time thereafter.

2.5 Excluded Services; Practice of Medicine. The Parties expressly acknowledge that the provision of all professional services, including, but not limited to, medical services by the Practice, shall be separate and independent from the provision of management, administrative, fiscal and support services by the Administrator, and the Practice shall be solely and exclusively responsible for all professional services rendered to patients of the Practice. Without limiting the generality of the foregoing, the Parties acknowledge that the Practice shall be solely responsible for setting all professional standards of the Practice and shall be responsible for the employment and discharge of all clinical personnel. Nothing in this Agreement shall be construed to permit the Administrator to practice medicine (including the diagnosis or treatment of any person for any medical condition), to operate a medical office or practice, to furnish medical services, to advertise under or assume the title of doctor or physician or equivalent title, to promote or perform any unlawful advertisement or other unlawful act prohibited by Applicable Law, or to hold itself out as being entitled or able to perform any of the foregoing. The rendition of all professional services, including, but not limited to, the prescription or administration of medicine and drugs, shall be the sole responsibility of the Practice and its clinical personnel in the exercise of their own independent professional judgment within the scope of their licenses. The Administrator shall not interfere in any manner or to any extent with the performance of any clinical personnel’s medical or professional judgment. To the extent any act or service herein required by the Administrator is construed to constitute the practice of medicine by any governmental authority, the requirement to perform that act or service by the Administrator shall be deemed waived and unenforceable. The Practice shall have the right to, upon written notice to the Administrator, veto or decline to utilize any service provided under this Agreement as it may determine in its sole discretion.

Article 3
PROPRIETARY INTEREST AND RIGHTS OF THE ADMINISTRATOR

3.1 Exclusivity. During the term of this Agreement and for a period of one (1) year after termination of this agreement, the Practice shall not directly or indirectly, own an interest in, administer, manage, advise, assist, operate, join, control, participate in, contract with or be connected in any manner with any other corporation, partnership, limited liability company, proprietorship, firm, association, person or entity providing services such as the Covered Programs within the State of Nevada. This shall not be interpreted as limiting the ability of the Practice to operate a medical practice without the use of the third-party provider of Covered Programs.

3.2 Confidential Information.

(a) Obligations. For purposes of this Agreement, “Confidential Information” means information that is disclosed by a Party or its affiliates (a “Disclosing Party”) to the other Party (a “Receiving Party”) that is marked “Confidential,” “Proprietary” or similarly or that, by its nature or the circumstances surrounding its disclosure, ought in good faith be considered confidential, including without limitation the Disclosing Party’s non-public technical, business, financial, customer and other information and management know how, techniques, methodologies, systems and programs. Receiving Party will not redistribute, market, publish, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly in any way for any person or entity, except as otherwise provided in Section 3.2(b) below, the Confidential Information and shall protect such information from unauthorized use, access or disclosure in the same manner as a Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than a reasonable degree of care. A Receiving Party may disclose Confidential Information to its respective employees, agents, and contractors who have a need to know such Confidential Information for the performance of their duties and who are bound by contractual or other legal obligations of confidentiality.

(b) Exceptions. In no event shall information held or obtained by a Receiving Party be deemed to be Confidential Information if that information: (i) was already lawfully known to the Receiving Party at the time of disclosure to the Receiving Party; (ii) is disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (iii) is, or through no fault of the Receiving Party has become, generally available to the public; (iv) is independently developed by the Receiving Party without access to, or use of, a Disclosing Party’s Confidential Information; or (v) is designated in writing as non-Confidential by a party entitled to disclose Confidential Information. In addition, a Receiving Party may, divulge to another person or entity Confidential Information when doing so: (vi) is necessary for the Receiving Party to enforce its rights under this Agreement in connection with a legal proceeding but only for the purposes of such legal proceeding; or (vii) is required to comply with applicable laws, governmental or regulatory regulations, or subpoenas or court orders from a court of competent jurisdiction, or to prosecute or defend itself in any litigation or legal dispute arising out of or related to this Agreement, but only if it first provides reasonable prior written notice to permit the Disclosing Party to have an opportunity to seek a protective order, and if the disclosure is to be in any litigation or other dispute arising out of or related to this Agreement or the performance of either Party, then the Receiving Party agrees to reasonably cooperate in the entry of a protective order that is to provide for the maximum protection provided such Confidential Information is allowed by applicable law and legal procedure. The Receiving Party will disclose only that information as is required by legal proceeding (in the case of Section 3.2(b)(vi)) or subpoena, court order or government entity (in the case of Section 3.2(b)(vii)) and shall use commercially reasonably efforts to maintain confidential treatment for any Confidential Information so disclosed.

Page | 4

(c) Obligation to Return or Destroy. Each Receiving Party will return to the Disclosing Party all Confidential Information in its possession or control and permanently erase all electronic copies of such Confidential Information promptly upon the written request of the Disclosing Party or the expiration or termination of this Agreement, whichever comes first. At the Disclosing Party’s request, the Receiving Party will certify in writing that it has fully complied with its obligations under this Section 3.2(c). Both Parties agree and acknowledge that any breach of the provisions of this Section 3.2 may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, the Parties agree that the Disclosing Party will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this Section, without the prior necessity of posting bond or other security or the proving that the likelihood of substantial damages will accrue to the Disclosing Party in the absence of such injunctive relief.

Article 4
COMPENSATION

4.1 Administration Fee and Expenses. The term “Administration Fee” as used in this Article shall have the meaning set forth in Exhibit B hereto. In the event that all or some portion of the Administration Fee is not paid due to a lack of funds in the Practice, the Administration Fee shall carry-over and remain payable until the Practice has funds sufficient to pay the Administration Fee and said Administration Fees which are in arrears shall be paid as soon as any funds are available in the Practice while permitting a working capital balance for the operations of the Practice.

4.2 Compensation Review. The Parties recognize that the scope and complexity of the Management Services and Covered Programs may change over the term of this Agreement, which may necessitate adjusting the fees provided for herein. Therefore, the Parties shall meet and confer regularly, and no less than quarterly within seven (7) days following the end of each fiscal quarter of Administrator, to review the Administration Fee. After such meeting, the Administrator shall determine if there should be any adjustment, either up or down, in the Administration Fee being charged hereunder. Any such adjustments to the Administration Fee may only be prospective in nature. The Parties acknowledge and agree that any subsequent modifications to the Administration Fee determined by the Administrator after a quarterly review may be documented via an e-mail acknowledgement memorializing the Parties’ acceptance of such change, and no formal amendment to this Agreement or Exhibit B is required. In addition, without contradicting the prospective nature of such changes to the Administration Fee as set forth herein, the Parties recognize that because of factors such as payment delays, refunds, Adjustments and other factors, Administrator shall have the right to reconciliations of past payments due hereunder, and such reconciliations shall not be temporally constrained unless, and only to the extent, required by Applicable Law. The Parties shall reasonably cooperate in any such reconciliations. If any other regulatory body reaches a final and non-appealable determination that the Administration Fee or any other amount payable pursuant to this Agreement violates any applicable law or regulation, the Parties shall immediately seek to make such revisions, amendments, and changes to this Agreement necessary (and only those that are necessary) for this Agreement to no longer be found to be in violation. In the event that the Parties cannot mutually agree on the acceptability of such revisions, amendments, or changes necessary (and only those that are necessary) for this Agreement to no longer be found to be a financial interest of the Service Provider in the Company, then Administrator may terminate this Agreement upon the delivery of [*****] written notice to the Practice, and the Practice shall pay Administrator a termination fee in the amount of [*****].

Article 5
TERM, TERMINATION AND CONTINUATION

5.1 Term. Unless sooner terminated in accordance with Section 5.2 hereof, the initial term of this Agreement shall be for a period of fifteen (15) years from the Effective Date (the “Initial Term”). Unless earlier terminated, upon the end of the Initial Term the Agreement shall automatically renew for a additional successive terms of five (5) years on each fifth (5th) anniversary of the Effective Date thereafter unless (a) either Party provides written notice to the other Party of its intention not to renew the Agreement at least [*****] but no sooner than [*****] before the [*****] of the Effective Date, (b) the Agreement is terminated in accordance with Section 5.2 hereof or (c) the Agreement is amended in accordance with Section 6.17.

Page | 5

5.2 Termination. Notwithstanding any provision of this Agreement to the contrary, this Agreement may be terminated as set forth below:

(a) By the by either Party without cause upon the delivery of [*****] written notice to the other Party.

(i) In the event that The Practice terminates this agreement before completion of the first term of the contract the practice agrees to reimburse the Administrator for any costs for licensing that were paid for by the Administrator hereunder.

(b) In the event of a material breach of this Agreement, or any of its exhibits attached hereto, by either Party, the other Party may, at any time commencing [*****] after providing written notice of the breach to the breaching Party, terminate this Agreement by delivery to the breaching Party of a written notice of termination (the “Notice of Termination”). If the Practice, after receiving such Notice of Termination, has begun efforts to cure the breach and failed to complete such cure of the alleged breach within [*****] of receiving the Notice of Termination, then Administrator shall be entitled to complete termination of this Agreement with the Practice, or require the Practice or a third party to complete such cure, after such [*****] following Practice’s receipt of the Notice of Termination, and for so long as completion of such cure may take. The Notice of Termination shall state with reasonable specificity the precise breach or breaches of the Agreement identified by the non-breaching Party. No Party may commence any action for any breach of this Agreement that is not specified with particularity in a Notice of Termination.

(c) If either Party (i) commences a voluntary case under bankruptcy, insolvency or similar law, or (ii) an involuntary case is commenced against either Party under any bankruptcy, insolvency or similar law and such involuntary case is not dismissed within [*****] after the approval of the Practice as a debtor or the appointment of a trustee (for purposes of this Section 5.2(c), each of the Practice, as a debtor in bankruptcy, and the trustee are referred to in this Agreement as, the “Trustee”), then termination may occur immediately upon notice from the other Party.

(A) If the Practice should commence a voluntary or other form of bankruptcy proceeding, it may only continue to operate its business under the terms of this Agreement by applying to the Trustee for payment of all past and future fees due the Administrator for services provided pursuant to the terms of this Agreement. The Parties agree that, because of the intellectual property rights of the Administrator, the bankruptcy court’s approval of the recommendation of the Trustee is fair and essential to protect the Administrator’s intellectual property rights, which will be pre-eminent.

(B) Should the Administrator commence a voluntary or other form of bankruptcy proceedings, this Agreement may be continued if the Trustee agrees to be bound by the terms and conditions hereof by giving to the Practice confirmation thereof within [*****] of the appointment of the Trustee to the extent not in violation of HIPAA.

(d) By the Administrator, immediately, by giving notice to the Practice upon the permanent or temporary revocation, suspension, cancellation or restriction, in any manner, of the Physician’s (or the applicable owner of the Practice’s) license to practice medicine in the State.

(e) By the Administrator, immediately, by giving notice to the Practice upon the engagement by or conviction of the Physician (or of any owner of the Practice, as applicable) of any crime (i) punishable as a felony under federal or state law, (ii) involving documented sexual harassment or abuse, (iii) involving documented illegal drug usage, (iv) involving the violation of State Law, or (v) constituting fraud or deceit.

(f) In the event the Administrator terminates the Agreement it will take all reasonable steps necessary to ensure that there are no patient abandonment issues and that adequate provisions are made for the continuity of patient care.

5.3 Rights Upon Termination. The termination of this Agreement shall not release or discharge either Party from any obligation, debt or liability that shall have previously accrued and remains to be performed upon the date of termination.

5.4 Notice and Opportunity to Cure. The notice to a breaching Party as set forth in Section 5.2(b) herein shall be a condition precedent to any remedy sought by a non-breaching Party, including, but not limited to, termination of this Agreement, mediation, arbitration, litigation and/or injunctive relief.

Page | 6

Article 6
GENERAL PROVISIONS

6.1 Indemnification.

(a) Generally. Each Party shall indemnify, hold harmless and defend the other Party from and against any liability, loss, claim, lawsuit, damage, injury, cost, expense or other detriment caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions under this Agreement by such Indemnifying Party (as defined in subsection (b) below), its employees, clinical personnel, non-clinical and administrative personnel and agents, including, without limitation, reasonable attorneys’ fees, provided, however, that neither Party shall be liable to the other Party under this Section 6.1 for any claim that is covered by insurance, including covered attorneys’ fees and costs, except to the extent liability of the protected Party exceeds the amount of the coverage. The duty to indemnify and hold harmless will not be asserted until fault of the indemnitor is proven by a judicial or arbitration finding that the duty exists.

(b) Indemnification Procedures.

(1) Immediately upon the receipt of any Party (the “Indemnified Party”) of any claim, demand, assertion of loss, notice of lawsuit, notice of investigation by any state or federal regulatory authority or court order (each a “Claim”) in which any third party alleges a failure of such Party of a duty or obligation of that Party to the third-party, and the conduct complained of in the Claim, reasonably appears, in good faith, to arise out of any duty or obligation of the other Party (the “Indemnifying Party”), then the Indemnified Party shall provide a copy of such Claim to the Indemnifying Party and together with a written statement requesting indemnification under this Agreement and setting forth in reasonable detail the facts and basis upon which the Indemnified Party is relying in seeking indemnification hereunder, but the failure to provide the copy of the Claim and the accompanying written statement immediately upon its receipt by the Indemnified Party shall not excuse the obligation of indemnification set forth herein unless the Indemnifying Party is substantially prejudiced by such delay.

(2) Upon receipt by the Indemnifying Party of such Claim and written statement, the Indemnifying Party shall conduct a prompt investigation to determine if the Indemnifying Party concurs that the circumstances alleged in the Claim reasonably appear to arise out of or be related to the obligations of the Indemnifying Party. The Indemnified Party shall provide all reasonable cooperation to the Indemnifying Party in conducting such investigation.

(3) If the Indemnifying Party, in good faith, concludes that the circumstances alleged in the Claim reasonably appear to arise out of or be related to the obligations of the Indemnifying Party, then the Indemnifying Party shall assume responsibility for the payment of the costs of defense of the Claims, but shall also have control over such defense, including the right to select counsel, the right to approve the defenses, and counterclaims asserted by the Parties in defense of the Claims, and the right to settle the Claims. The Indemnifying Party’s rights hereunder shall be in both its own name, and the right to act in the name of the Indemnified Party. Notwithstanding the right of the Indemnifying Party to control the defense under this subsection (b), the Indemnifying Party shall not enter into any settlement of the Claims that was not negotiated in good faith, or that would be substantially prejudicial to the interest of the Indemnified Party without first giving the Indemnified Party notice of the proposed settlement terms at least [*****] before the settlement would become final.

(4) If the Indemnifying Party, in good faith, shall conclude that the circumstances alleged in the Claim reasonably do not appear to arise out of or be related to the obligations of the Indemnifying Party, then the Indemnifying Party shall promptly so inform the Indemnified Party and shall surrender the Indemnifying Party’s right to control the defense against such Claims or to approve any settlement, in which case the Indemnified Party shall be solely responsible for its own defense, but without prejudice to its right to seek recovery from the Indemnifying Party pursuant to Section 6.1 of this Agreement for such costs and any other losses suffered by the Indemnified Party found to have been caused by the failure of the Indemnifying Party to act in compliance with this Agreement.

(5) Regardless of which Party controls the defense of the third-party claims against either Party hereto, whether or not the Party named in such claims is entitled to indemnification hereunder, the other Party seeking indemnification, whether or not entitled to be an Indemnified Party under this Agreement, has the right to have counsel of its choosing and expense monitor the defense and be apprised of all material developments in the matter, including receiving a copy of any documents, pleadings, motions, and other papers filed in the matter, and the other Party agrees to reasonably cooperate with such counsel.

Page | 7

6.2 Liability Insurance. Each Party shall maintain a comprehensive general liability policy with a commercial insurance company rated “A” or higher on the A.M. Best Company Financial Strength Ratings to protect against Claims contemplated in Section 6.1 or that may arise under the provisions of this Agreement. Specifically and without limitation, the Practice shall, with respect to the professional services it provides during the term of the Agreement, maintain professional liability insurance coverage with annual coverage limits of at least [*****], and shall also assure that any On-Site Personnel are additional insureds and otherwise covered by appropriate professional liability insurance coverage.

6.3 HIPAA Compliance. The Practice is a “Covered Entity” as defined in the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), codified at 42 U.S.C. §§ 1320d through 1320d-9, the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), codified at 42 U.S.C. §§ 17921 through 17953, and the privacy and security regulations promulgated under HIPAA and HITECH by the Department of Health and Human Services (“HHS”) at 45 C.F.R. §§ 160.101 through 160.312, and §§ 164.102 through 164.106; §§ 164.302 through 164.318 (the “Security Rule”); §§ 164.401 through 164.414 (the “Breach Notification Rule”); and §§ 164.500 through 164.534 (the “Privacy Rule”) (collectively, the “Rules”). The Administrator is a “Business Associate” of the Practice as defined by the Rules. The Parties obligations as a Covered Entity and Business Associate are set forth in that certain HIPAA Business Associate Agreement attached hereto as Exhibit C.

6.4 Notices. Except as specified herein, all notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopier or sent by registered or certified mail, postage prepaid; sent by overnight delivery service through a recognized nationwide delivery service (e.g., FedEx, UPS, DHL); or transmitted by electronic mail to the addresses set forth in Exhibit A hereto. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery. Electronic mail shall not be used for disputes, termination, extensions, material amendments to this Agreement, allegations of breach, requests for indemnification, or complaints, or a matter specifically requested by either Party, if agreed upon by the other Party, which agreement shall not be unreasonably withheld or delayed.

6.5 Exculpation Provisions. EACH OF THE PARTIES AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL KNOWLEDGE OF THE TERMS AND CONDITIONS CONTAINED IN THEM; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATION OF THIS AGREEMENT AND HAS RECEIVED THE ADVICE OF ITS LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT; AND THAT IT RECOGNIZES THAT CERTAIN TERMS OF THIS AGREEMENT RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECT OF THE TRANSACTION WHILE RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR THAT LIABILITY. EACH PARTY AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF THE PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

6.6 Entire Agreement. This Agreement, together with the exhibits referenced herein and the documents referred to herein represent the final and entire agreement between the Parties with respect to the matters addressed in them and cannot and will not be contradicted by evidence of any prior, contemporaneous, or subsequent oral agreements of the Parties. No modification to this Agreement shall be effective unless in writing and signed by the Party against which it is sought to be enforced. Should the provisions of this Agreement and the provisions of the exhibits attached hereto conflict, the provisions set forth in the exhibits shall control the interpretation of the agreement of the Parties.

6.7 Further Assurances. Except as may be specifically provided in this Agreement to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the Parties; provided, however, at the request of any Party, the other Party shall execute any additional instruments and take any additional acts that are reasonable and that the requesting Party may deem necessary to effectuate this Agreement.

6.8 Dispute Resolution.

(a) Confidential Mediation. The Parties agree that any dispute or controversy arising out of, or in any way relating to this Agreement that cannot be resolved within twenty (20) days of written notification by one Party to the other that a dispute has occurred shall be initially redressed by mediation. The mediation shall be in Clark County, Nevada and will be conducted by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and Mediation Procedures. The mediation shall take place within thirty (30) days of notice of said mediation being sent to the Parties. The cost of the mediation shall be borne equally by the Parties, and such mediation shall engage a sole mediator selected from the panel of mediators of the AAA. The Parties shall attempt in good faith to agree upon a mediator, and if there is no agreement, the mediator shall be selected by the AAA. The Parties agree to keep the proceedings of the mediation, all events leading up to the mediation and the outcome of the mediation confidential. Should mediation fail to resolve the Parties’ differences, the Parties agree to submit their dispute to arbitration in accordance with the procedures set forth in Section 6.8(b).

Page | 8

(b) Confidential Binding Arbitration. Should the mediation procedures set forth in Section 6.8(a) fail to resolve the Parties’ differences, the Parties agree to submit their dispute to arbitration in accordance with the commercial rules of the AAA then in effect. The arbitration shall be in Denver, Colorado if arbitration is initiated by the Practice, or in Clark County, Nevada, if arbitration is initiated by Administrator, before a sole arbitrator agreed to by the Parties and selected from the panel of arbitrators of the AAA. The Parties shall attempt in good faith to agree upon an arbitrator, and if there is no agreement, then the selection of the arbitrator shall be made by the AAA. The Parties agree to keep the proceedings of the arbitration, all events leading up to the arbitration and the outcome of the arbitration confidential. It is the intent of the Parties that this Section 6.8(b) provides a broad arbitration clause and is intended to include claims and causes of action regarding, arising out of, or relating to this Agreement, whether arising in contract, tort, statute, regulation, common law or otherwise. The Parties’ submission and agreement to arbitrate shall be specifically enforceable, and the judgment of the arbitrator granting an award (the “Arbitration Award”) to a Party may be entered in any court having jurisdiction thereof. Each Party shall bear its own costs and attorneys’ fees and the Arbitrator shall have no authority to award to any party its attorneys’ fees or costs under this Agreement or State law. Except as provided in this Section 6.8, the Practice shall not pursue any litigation in any court in an effort to obtain relief under this Agreement.

(c) Waiver of Jury Trial. Each Party knowingly, willingly, voluntarily and irrevocably waives any right to a trial by jury in any action, suit, counterclaim or other proceeding, to enforce or defend any rights under or in connection with this Agreement.

(d) Injunctive Relief. Notwithstanding the provisions of this Section 6.8, both Parties agree and acknowledge that any actions of the Practice which violate the rights of the Administrator under Section 3.1 and Section 3.2 of this Agreement or which in the Administrator’s reasonable determination, threaten Administrator’s intellectual property rights, may cause irreparable harm and significant injury to an extent that (i) may be extremely difficult to ascertain and (ii) an immediate remedy may be necessary yet cannot be adequately addressed within the dispute mediation timeframe set forth in this Section 6.8. Accordingly, the Practice agrees that with regard to any breach or threatened breach by the Practice of Section 3.1 and Section 3.2 hereof, or violation or threat to violate the Administrator’s intellectual property rights, the Administrator will have the right to obtain injunctive relief to enjoin any such breach or violation without the prior necessity of posting bond or other security or proving the likelihood that substantial damages will accrue to the Administrator in the absence of such injunctive relief. The Parties also agree that the Practice shall have the same right to seek injunctive relief to enjoin any breach or threatened breach by the Administrator of Section 6.3 of this Agreement.

6.9 Obligations of Practice. Except as specifically set forth in this paragraph, the Administrator agrees that any obligations or debts owed by the Practice to the Administrator under this Agreement are organizational debts of the Practice and not debts or obligations of any officer, director, shareholder, or employee of the Practice. The Parties agree that the obligations under Section 1.4, Section 2.1, Article 3 (Non-Competition and Confidentiality), and Article 6, are also obligations of the individual executing this Agreement on behalf of the Practice as indicated on the signature page of this Agreement.

6.10 Limitation of Liability. Neither Party nor any of its affiliates, members, officers or employees, or any third party vendor, will be liable to the other Party for any special, indirect, consequential or incidental damages arising from or related to any provision of this Agreement, including but not limited to loss of revenue or anticipated profits, lost business, goodwill, business interruptions or cost of procurement of substitute goods, technology, or software, whether or not the circumstances giving rise to such claims may have been within the control of such Party, and whether or not such Party may have been advised of or foreseen the possibility thereof. This Section 6.9 shall survive termination of this Agreement. IN NO EVENT SHALL THE ADMINISTRATOR’S AGGREGATE LIABILITY ARISING OUT OF PROVISION OF SERVICES HEREUNDER EXCEED THE AMOUNT PAID BY THE PRACTICE HEREUNDER DURING THE THREE (3) MONTH PERIOD PRECEDING THE CLAIM. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THIS LIMIT.

6.11 Disclaimer of Warranties. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN THIS AGREEMENT, THE ADMINISTRATOR HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. THE ADMINISTRATOR SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, AND THOSE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE.

6.12 Attorneys’ Fees. Except as otherwise stated in this Agreement, the exhibits or as provided by law, each of the Parties shall bear such Party’s own attorneys’ fees and other expenses in connection with this Agreement and the transactions contemplated hereby.

6.13 Governing Law and Venue. Except as provided in this paragraph, this Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Nevada without giving effect to principles of conflicts of law or application of the principle of forum non conveniens. All legal matters pertaining to the practice of medicine, the provision of clinical services, or professional matters, shall be governed by the State Law.

Page | 9

6.14 Article and Section Headings. The article and section headings in this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

6.15 Waiver. The waiver of any covenant, condition or duty hereunder by either Party shall not prevent that Party from later insisting upon full performance of the same. Any such waiver must be in writing and signed by the duly authorized representative of each Party.

6.16 Relationship of the Parties. The Practice and the Administrator are not joint venturers, partners, employees or agents of each other and, except as specifically provided herein, neither Party shall have any authority to bind the other Party. No partnership of any kind is intended to be created pursuant to this Agreement or the provision of the Management Services and/or Covered Programs by the Administrator.

6.17 Amendment. No amendment in the terms of this Agreement shall be binding on either Party unless in writing and executed by the duly authorized representatives of each Party.

6.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement, by facsimile, electronic mail or by any other electronic means, has the same effect as delivery of an executed original of this Agreement.

6.19 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible upon which the Parties agree based upon the underlying intent of the Parties as set forth in Section 6.7.

6.20 Regulatory Requirements. If any federal, state or local government or agency or board created thereby, passes, issues or promulgates any law, rule, regulation, standard or interpretation or materially changes its current position as to the interpretation of any existing law, rule, regulation or standard, at any time while this Agreement is in effect which would prohibit, restrict, limit or render illegal the relationships described herein, or if a governmental entity issues a written allegation to the Practice (or any owner thereof, if applicable), or the Administrator or any affiliate thereof to the effect that any relationship described herein is in violation of any law, rule or regulation, the Administrator may by notice to the Practice (or applicable owner) amend this Agreement in order to bring it into compliance with all applicable laws, rules and regulations so long as the basic economic results of this transaction would survive any such amendment.

6.21 Survival. Article 3, Article 4 and Article 6 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

6.22 Assignment and Subcontracting. Upon providing advance written notice to Practice, Administrator may (a) assign this Agreement, in whole or in part, to a subsidiary or an affiliate, or to any business that purchases all or substantially all of the assets of Administrator or all or substantially all of the assets of Administrator in a particular state; (b) assign this Agreement, in whole or in part, to any lender or financing source, as a collateral assignment, in connection with a bona fide financing transaction; and (c) subcontract the performance of certain tasks or functions to a third-party vendor in the normal course of business, provided that such subcontracting does not relieve Administrator of responsibility hereunder. Practice is prohibited from assignment of this Agreement, in whole or in part, directly or indirectly, without the consent of Administrator. (If there is a change of control of the Practice, this Agreement shall remain in effect, subject to the right of the Administrator to terminate immediately upon notice, at any time following such change of control.) Practice is prohibited from subcontracting its obligations under this Agreement, in whole or in part, without the consent of the Administrator.

6.23 Interpretation. This Agreement supersedes, amends, restates, and overrides any previous management services agreement between the Parties, including any amendments thereto, the entirety of which shall be null and void upon the execution and Effective Date of this Agreement. Ambiguities in this Agreement shall not be construed for the benefit of either Party on the basis that a Party or its representatives drafted the provision or this Agreement. Each Party has had the opportunity to review this Agreement with counsel.

6.24 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, entity, company, partnership, limited liability company or other unincorporated association other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

[Signature Page to Follow]

Page | 10

IN WITNESS WHEREOF, the Parties have caused this Practice Administration Agreement to be executed by their duly authorized representatives as of the dates set forth below.

Airway Integrated Management Company, LLC		R.D. Prabhu-Lata K. Shete MDs, LTD., a Nevada professional corporation doing business as The Sleep Center of Nevada

By:	/s/ R. Kirk Huntsman	By:	/s/ Dr. Prabhu Rachakonda
Name:	R. Kirk Huntsman	Name:	Dr. Prabhu Rachakonda, M.D.
Title:	CEO	Title:	President
Date:	June 10, 2025	Date:	June 10, 2025

If the Practice is an entity, the authorized owner of the Practice individually agrees with respect to the obligations under Section 1.4, Section 2.1, Article 3, and Article 6.

Physician Name: Dr. Prabhu Rachakonda, M.D.

Physician Signature: /s/ Dr. Prabhu Rachakonda

Date: June 10, 2025

Signature Page to Practice Administration Agreement

EXHIBIT A

“Effective Date” shall mean June 2, 2025.

“Administrator” shall mean Airway Integrated Management Company, LLC or its designated affiliate or subsidiary.

“Physician” shall mean Dr. Prabhu Rachakonda, M.D.

“Practice” shall mean R.D. Prabhu-Lata K. Shete MDs, LTD., a Nevada professional corporation doing business as The Sleep Center of Nevada.

“State” shall mean the State of Nevada.

The information regarding notices referenced in Section 6.4 is as follows:

To Administrator:

Airway Integrated Management Company, LLC

7921 Southpark Plaza, Suite 210

Highlands Ranch, CO 80120

Attn: Brad Amman, CFO

Email: [*****]

To Practice:

The Sleep Center of Nevada

5701 W. Charleston Blvd., Suite 105

Las Vegas, Nevada 89146

Attn: Dr. Prabhu Rachakonda, M.D.

Email: [*****]

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.

Exhibit A to Practice Administration Agreement

EXHIBIT B

ADMINISTRATION FEES

I.	“Administration Fee” shall mean the consideration payable to Administrator for the Management Services rendered by Administrator for each calendar month during the term of this Agreement that Practice shall pay to Administrator in an amount equal to $200,000.

II.	Payment of Expenses: Administrator shall submit regular invoices to the Practice in accordance with Administrator’s standard invoicing policies. Such invoices shall include a statement of the expenses incurred, and due for such invoice period. Practice will remit to Administrator within [*****] days following receipt of such statement an amount equal to the amount payable on each applicable invoice.

III.	Late Fees: Any amount not paid by Practice on or before the date such amount becomes due and payable will be considered late and shall accrue interest at the rate of [*****] per month from the date such amount became due and payable until paid or recovered in full.

Exhibit B to Practice Administration Agreement

EXHIBIT C

HIPAA BUSINESS ASSOCIATE AGREEMENT

[See Attached.]

Exhibit C to Practice Administration Agreement